Exhibit 99.2

Coeur d’Alene Mines Corporation 505 Front Avenue, P.O. Box I Coeur d’Alene, ID 83816-0316 Telephone 208.667.3511 Facsimile 208.667.2213

Press Release

COEUR COMPLETES FINAL CONVERSION AND

REDEMPTION OF ITS 13 3/8% NOTES

– Represents additional $9.9 million reduction in indebtedness since end of 2nd Quarter –

Coeur d’Alene, Idaho – September 8, 2003 — Coeur d’Alene Mines Corporation (NYSE:CDE), the world’s largest primary silver producer, announced today it has completed the redemption of its remaining outstanding 13 3/8% Senior Convertible Notes. Since the end of the second quarter, $9.9 million of the 13 3/8% Notes were converted into 7.3 million shares of common stock pursuant to the original terms of the indenture. In addition, on September 5, 2003, the Company completed its previously announced redemption of the remaining $61,000 principal amount of 13 3/8% Notes for approximately $64,000, which includes accrued interest.

Since the beginning of 1998, Coeur’s total debenture indebtedness has been reduced from $288.6 million to the current level of $19.1 million. At June 30, 2003, the Company’s cash and cash equivalents totaled approximately $20 million.

Coeur d’Alene Mines Corporation is the world’s largest primary silver producer, as well as a significant, low-cost producer of gold, with anticipated 2003 production of 14.6 million ounces of silver and 112,000 ounces of gold. The Company has mining interests in Nevada, Idaho, Alaska, Argentina, Chile and Bolivia.

Contact:	Tony Ebersole
Director of Investor Relations
208-665-0335

This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves and resources, mining and processing conditions, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.